Exhibit 3.1a
AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ATLAS PIPELINE PARTNERS, L.P.
     THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS PIPELINE PARTNERS, L.P. (this “Amendment”), dated as of June 5, 2007 but effective as of March 13, 2006, is entered into and effectuated by Atlas Pipeline Partners GP, LLC, a Delaware limited liability company (the “General Partner”) and the general partner of Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), pursuant to authority granted to it in Sections 5.6 and 13.1 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 9, 2004 (the “Limited Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Partnership Agreement.
     WHEREAS, Section 5.6(a) of the Limited Partnership Agreement provides that the Partnership may issue additional Partnership Securities for any Partnership purpose at any time and from time to time for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners (subject to the provisions of Section 5.7 of the Limited Partnership Agreement);
     WHEREAS, Section 5.6(b) of the Limited Partnership Agreement provides that the Partnership Securities authorized to be issued by the Partnership pursuant to Section 5.6(a) of the Limited Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities) as shall be fixed by the General Partner;
     WHEREAS, Section 13.1(g) of the Limited Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee (subject to the terms of Section 5.7 of the Limited Partnership Agreement), may amend any provision of the Limited Partnership Agreement that the General Partner determines to be necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Limited Partnership Agreement, and the General Partner has determined that the amendments contemplated hereby are necessary or appropriate in connection therewith;
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the issuance of the Preferred Units, (ii) the conversion of the Preferred Units into Common Units in accordance with the terms described herein and (iii) such other matters as are provided herein.
     NOW, THEREFORE, it is hereby agreed as follows:
     A. Amendment. The Limited Partnership Agreement is hereby amended as follows:
          1. Section 1.1 of the Limited Partnership Agreement is hereby amended to add or amend the following definitions in appropriate alphabetical order:
     “Issue Price” means the price at which a Unit is purchased from the Partnership net of any sales commissions or underwriting charged to the Partnership; for the avoidance of doubt, in the case of the Preferred Units, the Issue Price shall be deemed to be $1,000 per Preferred Unit.
     “Preferred Unit” means a Partnership Security having the rights and obligations set forth in the Amended and Restated Certificate of Designation of the Powers, Preferences and Relative Participating Optional and other Special Rights of Preferred Units and Qualifications, Limitations and Restrictions thereof of 6.5% Cumulative Convertible Preferred Units for Atlas Pipeline Partners, L.P. dated March 13, 2006 and amended April 18, 2007, attached hereto as Exhibit 5.12(a) and incorporated herein (the Preferred Certificate of Designation”). A Preferred Unit shall not constitute a Unit or a Common Unit until such time as such Preferred Unit is converted into a Common Unit.
     “Preferred Unit Purchase Agreement” means the Securities Purchase Agreement dated as of March 13, 2006 between the Partnership and Sunlight Capital Partners, LLC.
          2. Article V of the Limited Partnership Agreement is hereby amended to add a new Section 5.12 reflecting a new series of Partnership Securities as follows:
          SECTION 5.12 Preferred Units.
          The [General Partner] has designated and created a series of Partnership Securities designated as “Preferred Units” and consisting of a total of 40,000 of such Preferred Units and fixed the designations, preferences and relative, participating, optional and other special rights of the Preferred Units and qualifications, limitations and restrictions thereof as set forth in the Preferred Certificate of Designation. A form Certificate evidencing Preferred Units is attached as Exhibit 5.12(b).
          3. Article VI of the Limited Partnership Agreement is hereby amended to add a new Section 6.1(d)(xiv) as follows:
          (xiv) Allocations for Preferred Units.

               (A) With respect to any taxable period of the Partnership ending upon, or after, a Book-Up Event, a Book-Down Event or a sale of all or substantially all of the assets of the Partnership occurring after the date of conversion of the Preferred Units, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partners holding common units issued as a result of the conversion of Preferred Units (“Converted Common Units”) that are outstanding as of the time of such event in proportion to the number of Converted Common Units held by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Converted Common Units to the Per Unit Capital for a then Outstanding Common Unit (other than a Converted Common Unit).
               (B) With respect to any taxable period of the Partnership ending upon, or after, the transfer of Converted Common Units to a person that is not an affiliate of the holder, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partners transferring such Converted Common Units in proportion to the number of Converted Common Units transferred by such Partners, until each such Partner has been allocated the amount that increases the Capital Account of such Converted Common Unit to the Per Unit Capital Amount for a then outstanding Unit (other than a Converted Preferred Unit).
          4. Article VI is hereby amended to add a new Section 6.10 as follows:
          SECTION 6.10 Special Provisions Relating to Holders of Converted Common Units.
          A holder of a Converted Common Unit resulting from the conversion of a Preferred Unit into Common Unit pursuant to Section 5.12 shall be required to provide notice to the General Partner of the number of Converted Common Units transferred by such holder no later than the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xiii)(B) to a prior transfer of the Converted Common Unit or the application of Section 6.1(d)(xiii)(A), the General Partner has previously determined, based on advice of counsel, that the Converted Common Unit should have, as substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Unit; provided, that such holder may cure any failure to provide such notice by providing such notice within 20 days of the last Business Day of such calendar year. The sole and exclusive remedy for any holder’s failure to provide any such notice shall be the enforcement of the remedy of specific performance against such holder and there will be no monetary damages. In connection with the condition imposed by this Section 6.10, the General Partner shall take whatever steps are required to provide economic uniformity to the Converted Common Units in preparation for a transfer thereof, including the application of Section 6.1(d)(xiii)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Units represented by Unit Certificates.
     B. Agreement in Effect. Except as hereby amended, the Limited Partnership Agreement shall remain in full force and effect.
     C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the state of Delaware, without regard to principles of conflicts of laws.
     D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS PIPELINE PARTNERS, L.P.
By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Michael L. Staines
	Name:	Michael L. Staines
	Title:	President and Chief Operating Officer